Exhibit G-1

[KEXIM Letterhead]

March 7, 2011

Mr. Seung-hyun Yoo

Chief Representative

Mr. Yeong-hee Lee

Senior Representative

New York Representative Office

The Export-Import Bank of Korea

460 Park Avenue, 8th floor

New York, New York 10022

United States of America

Dear Sirs:

I, Yoon-Yung Kim, Executive Director of The Export-Import Bank of Korea (“KEXIM”), hereby appoint each of Seung-hyun Yoo, Chief Representative, Yeong-hee Lee, Senior Representative, and any other person acting in such capacity, as authorized representatives of KEXIM in the United States of America for purposes of serving as attorneys-in-fact who are authorized to sign the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, to be filed with the United States Securities and Exchange Commission by KEXIM relating to the registration of up to US$5,000,000,000 aggregate principal amount of debt securities consisting of debentures, notes and/or other evidence of indebtedness (the “Debt Securities”) with or without warrants (the “Warrants”) to purchase the Debt Securities to be issued from time to time by KEXIM and the guarantees of the Debt Securities to be issued from time to time by the Republic of Korea and one or more amendments to the Registration Statement (including, without limitation, post-effective amendments thereto and amendments or supplements to the prospectus contained therein).

I, Yoon-Yung Kim, Executive Director of KEXIM, hereby also appoint each of Seung-hyun Yoo, Chief Representative, Yeong-hee Lee, Senior Representative, and any other person acting in such capacity, as the authorized agent of KEXIM upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities or Warrants or (ii) any Fiscal Agency Agreement or Warrant Agreement relating to the Debt Securities or Warrants which may be instituted in any state or federal court in the City or New York by any holder of the Debt Securities or Warrants.

This appointment shall remain a valid instrument of authorization until such time as (i) all amounts due and to become due in respect of the Debt Securities shall have been paid in full and (ii) the Warrants shall have been exercised or shall have expired or otherwise been terminated in accordance with their terms.

THE EXPORT-IMPORT BANK OF KOREA

By:	/S/ YOON-YUNG KIM
Yoon-Yung Kim Executive Director The Export-Import Bank of Korea

Accepted and Acknowledged:

By:	/S/ SEUNG-HYUN YOO
Seung-hyun Yoo Chief Representative New York Representative Office The Export-Import Bank of Korea

By:	/S/ YEONG-HEE LEE
Yeong-hee Lee Senior Representative New York Representative Office The Export-Import Bank of Korea